Exhibit 10.38

[Avon Products, Inc. letterhead]

November 7, 2008

Mr. Charles M. Herington

Avon Products, Inc.

9100 S. Dadeland Blvd.

Suite 1510

Miami, Florida 33156

Dear Charles:

Reference is made to your employment letter agreement with Avon Products, Inc. (“Avon”) dated November 18, 2005 (the “Employment Letter Agreement”). In order to comply with final regulations issued under Section 409A of the Internal Revenue Code (“Section 409A”) and to avoid unfavorable tax treatment to you, certain amendments are required to be made to the Employment Letter Agreement. For this purpose, you and Avon have agreed to amend the Employment Letter Agreement in accordance with the terms of this letter. You acknowledge that the consideration supporting the amendments made by this letter includes, without limitation, the mutual promises set forth herein to avoid unfavorable tax treatment for you under Section 409A.

Addition of Six-Month Wait for Severance Benefits. Pursuant to the terms of the Employment Letter Agreement, in certain circumstances, you are entitled to severance payments in the form of continued base salary payments for twenty-four (24) months as well as the continued provision of certain benefits beyond your separation from service (the “Severance Package”). If you become entitled to the Severance Package, then, to the extent that any portion of the Severance Package constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) following a “separation from service” (as defined in Section 409A) and which is not exempt from Section 409A, and since you are a “specified employee” (as that term is defined in Section 409A), notwithstanding any other provision in the Employment Letter Agreement or this letter to the contrary, such payment or benefit provision will not be made to you during the six-month period immediately following your “separation from service” date. Instead, on the first day of the seventh month following such “separation from service” date, all amounts that otherwise would have been paid or provided to you during that six-month period, but were not because of this provision, will be paid or provided to you on the first day of the seventh month following your “separation from service” date, with any cash payment delayed during such six-month period to be made in a single lump sum.

Rules for Continued Benefits and Perquisites. If you become entitled to continued benefits and/or perquisites from Avon beyond the date that you separate from service from Avon, then, in addition to being subject to the other provisions of this letter, such continued benefits and/or perquisites will also be subject to the following rules: (a) to the extent that any such benefit or perquisite is provided via reimbursement to you, Avon must provide the reimbursement no later than the end of the year following the year in which the underlying expense is incurred, (b) the amount of any such benefit or perquisite provided by Avon in any year will not be affected by the amount of such benefit or perquisite provided by Avon in any other year, and (c) under no circumstances will you be permitted to liquidate or exchange any such benefit or perquisite for cash or any other benefit.

Executive Severance Summary. An Executive Severance Summary was attached to the Employment Letter Agreement, for which clarifying changes are necessary due to Section 409A and other tax law changes affecting qualified retirement plans, including:

(a)	inserting Section 409A’s six-month wait for severance benefits (cash and perquisites, but excluding health insurance) provided to “specified employees”; providing that deferrals and payments under Avon’s Deferred Compensation Plan will be governed by the terms of the Plan, as amended to comply with Section 409A; and limiting the end of the exercise period for any stock option to a date no later than the original expiration date of such option, which is required in order to maintain the stock option’s exemption from Section 409A’s rules; and

(b)	eliminating the right to defer severance payments to, and limiting the crediting of severance pay and severance periods under, Avon’s tax-qualified retirement plans.

You agree that the payments and benefits to which you are entitled under the Executive Severance Summary will be those to which you are entitled under the terms of Avon’s severance pay plan and other benefit programs as in effect from time to time, provided that in no event shall the amount of your severance payments, as set forth in the Executive Severance Summary, be reduced to below twenty-four (24) months at your base salary in effect upon your “separation from service” date.

Please sign below to acknowledge your agreement to the terms of this letter and the amendments made by this letter to the Employment Letter Agreement, and return this letter to me.

Sincerely,

AVON PRODUCTS, INC.

By:	/s/ Kim K.W. Rucker
Name:	Kim K.W. Rucker
Title:	Senior Vice President and General Counsel

Acknowledged and agreed:

/s/ Charles Herington	11/24/08
Charles Herington	Date

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